Exhibit 99.1

Enveric Biosciences Reports Financial Results and Provides Corporate Update for First Quarter 2026

Product Development Highlights:

●	Continued advancement of lead candidate EB-003 with IND-enabling studies progressing toward planned first-in-human clinical trial
●	Reported additional preclinical data for EB-003 demonstrating dual Gq and β-arrestin signaling at 5-HT2A, pathways linked in peer-reviewed studies to antidepressant and anxiolytic effects

Corporate and Business Development Highlights:

●	Strengthened intellectual property portfolio with new patent issuances and allowances across EVM301 and EVM401 series
●	Announced the withdrawal by AbbVie, Inc. of the Post-Grant Review (PGR) petition filed by Gilgamesh Pharmaceuticals against Enveric’s issued U.S. Patent No. 12,138,276, which appears relevant to the bretisilocin molecule (GM-2505) acquired by AbbVie, Inc.
●	Presented at and Participated in Panel Discussion at Sachs Associates 9th Annual Neuroscience Innovation Forum During “J.P. Morgan Week 2026”

CAMBRIDGE, Mass., May 15, 2026 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company advancing next-generation neuroplastogenic small molecules to address psychiatric and neurological disorders, today reported financial results for the first quarter ended March 31, 2026, and provided a comprehensive business update.

CEO Commentary:

“Our progress in the first quarter of 2026 reflects continued execution against our core mission of developing therapeutics capable of addressing the significant unmet need in mental health,” said Joseph Tucker, Ph.D., Chief Executive Officer of Enveric Biosciences. “We remain laser focused on advancing EB-003, Enveric’s lead drug candidate in developlment, toward an IND submission and first-in-human clinical trials.”

Dr. Tucker continued: “What differentiates Enveric is our commitment to harnessing the therapeutic potential of psychedelic-inspired mechanisms while designing our candidates to eliminate the hallucinogenic effects that limit scalability, safety, and broad patient access. Our growing body of preclinical data continue to support EB-003’s ability to promote neuroplasticity through selective receptor engagement, reinforcing our confidence in its potential to deliver rapid and durable antidepressant and anxiolytic effects.”

“Since the end of the first quarter, the broader policy environment appears to be increasingly supportive of innovation in mental health. Recent actions, including an Executive Order issued under President Donald Trump emphasizing the importance of advancing novel treatments for mental health conditions, underscore growing recognition of the therapeutic promise of psychedelic-inspired compounds. We believe the future of this field will be defined by non-hallucinogenic neuroplastogens like EB-003, which is designed to deliver the benefits of these pathways while avoiding the limitations associated with traditional psychedelic therapies.”

Dr. Tucker continued: “In parallel, we continue to view our intellectual property estate as a foundational driver of long-term value creation. The recent withdrawal of the Post-Grant Review petition by AbbVie further underscores the strength, breadth and strategic relevance of our patent portfolio. We believe our expanding IP position not only protects our innovations but also enhances our ability to create future partnering and monetization opportunities.”

Dr. Tucker concluded: “With IND-enabling activities underway and a strong intellectual property position, we believe Enveric is well positioned to generate meaningful value for stockholders as we transition toward the clinical phase of drug development.”

FIRST QUARTER 2026 AND RECENT BUSINESS HIGHLIGHTS

Corporate, Product and Business Development Highlights:

EB-003 Development:

●	Reported EB-003 BRET receptor engagement assay data, demonstrating dual Gq and β-arrestin signaling at 5-HT2A, pathways that have been linked in peer-reviewed studies to antidepressant and anxiolytic effects
●	Subsequent to the end of the first quarter, highlighted positive results for EB-003 indicating a rapid reduction in conditioned fear response in a validated preclinical model of PTSD, supporting continued development for patient population with significant unmet need

Intellectual Property:

●	Announced the withdrawal of the Post-Grant Review (PGR) petition, which had been filed by Gilgamesh Pharmaceuticals, pertaining to patents that appear relevant to the bretisilocin (GM-2505) molecule, which was acquired by AbbVie, Inc. in $1.2 billion deal
●	Added depth to EVM301 intellectual property portfolio for non-hallucinogenic treatment of neuropsychiatric conditions, enhancing the patent claim coverage of Enveric’s N-heterocycle substituted tryptamine derivative molecules
●	Registered five of the Company’s trademarks, including its house marks, Enveric and Enveric Biosciences, with the Canadian Intellectual Property Office

Corporate & Financial:

●	Raised gross proceeds of approximately $1.5 million through a registered direct offering, priced At-The-Market under Nasdaq rules
●	Expanded collaboration with TOTEC Pharma through trademark license and option, out-licensing RCANN™ trademark portfolio
●	Subsequent to the end of the first quarter:

○	Raised an additional approximately $1.5 million from the exercise of warrants and;
○	Closed a private placement, priced At-The-Market under Nasdaq rules, of up to $13.9 million, including $5 million upfront with up to approximately $8.9 million potential additional proceeds upon exercise in full of warrants

FIRST QUARTER FINANCIAL RESULTS

Net loss attributable to stockholders was $1.6 million for the first quarter ended March 31, 2026, including $0.1 million in net non-cash expense, with a basic and diluted loss per share of $1.08, as compared to a net loss of $2.2 million, including $0.3 million in net non-cash income, with a basic and diluted loss per share of $14.58 for the quarter ended March 31, 2025. The Company had cash-on-hand of $4.9 million for the quarter ended March 31, 2026. For the quarter ended March 31, 2026, the Company raised gross proceeds, through offerings, of $2.8 million.

“In April 2026, Enveric completed a private placement expected to generate gross proceeds of up to $13.9 million, including $5.0 million received at closing, and assuming full exercise of the warrants issued in the private placement. In addition, the Company received $1.5 million from the exercise of Series G and H warrants at an exercise price of $4.16 per share,” said Kevin Coveney, CPA, Chief Financial Officer. “As of May 15, 2026, the Company’s cash balance was approximately $10.3 million. Enveric believes these funds will support the completion of preclinical development activities for EB-003, the planned filing of an IND application, and operations into the first quarter of fiscal year 2027.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company focused on developing next-generation, small-molecule neuroplastogenic therapeutics that address unmet needs in psychiatric and neurological disorders. By leveraging a differentiated drug discovery platform and a growing library of protected chemical structures, Enveric is advancing a pipeline of novel compounds designed to promote neuroplasticity without hallucinogenic effects. Enveric’s lead candidate, EB-003, is the first known compound designed to selectively engage both 5-HT2A and 5-HT1B receptors to deliver fast-acting, durable antidepressant and anxiolytic effects with outpatient convenience. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposes,” “budgets,” “explores,” “schedules,” “seeks,” “sees,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: finalize and submit its IND filing to the U.S. Food and Drug Administration; carry out successful clinical programs; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

(231) 632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com